SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2015

PARK CITY GROUP, INC.
(Exact name of Registrant as specified in its Charter)

Nevada	000-03718	37-1454128
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

299 South Main Street, Suite 2370, Salt Lake City, Utah 84111
(Address of principal executive offices)

(435) 645-2000
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                      Entry into a Material Definitive Agreement.

Series B Restructuring

On March 31, 2015, the holders of the Series B Convertible Preferred Stock of Park City Group, Inc. (the “Company”) (“Series B Preferred”), consisting of the Chief Executive Officer, his spouse, and a director (the “Holders”), entered into Amendment No. 1 to Restructuring Agreement (“Amendment No. 1”), pursuant to which the Holders consented to the amendment to the Series B Preferred restructuring consummated on February 4, 2015 (the “Series B Restructuring”) as follows: (i) the Series B Amendment was amended to (x) reduce the number of shares of the Company’s preferred stock designated thereunder from 900,000 to 600,000, (y) should the Company pay dividends on the Series B Preferred in additional shares of Series B Preferred (“PIK Shares”), shares of a newly created non-voting, non-convertible Series B-1 Preferred Stock shall be issued as PIK Shares, rather than shares of Series B Preferred, and (z) in the event any Holder elects to exercise any warrants issued in connection with the Series B Restructuring (“Series B Warrant”), one share of Series B Preferred will be automatically converted into one share of Series B-1 Preferred for every 2.5 Series B Warrants received by such Holder; and (ii) shares of Series B-1 Preferred will be issued to the Holders in lieu of additional shares of Series B Preferred required to be issued in connection with the Series B Restructuring.  Amendment No. 1 was consummated in order to avoid the increase in voting rights caused by the Series B Restructuring.

Item 3.03                      Material Modifications to Rights of Security Holders.

Series B Preferred Stock

In connection with the execution of Amendment No. 1, the Company filed with the Nevada Secretary of State (i) a Second Amended and Restated Certificate of Designation of the Relative Rights, Powers and Preferences of the Series B Preferred (the “Second Series B Amendment”), and (ii) a Certificate of Designation of the Relative Rights Powers and Preferences of the newly created Series B-1 Preferred (“Series B-1 Certificate”). Other than as described above in Item 1.01 of this Current Report on Form 8-K, all other terms and conditions of the Series B Preferred remained the same.

Series B-1 Preferred Stock

The Series B-1 Certificate designates 300,000 shares of our preferred stock as Series B-1 Preferred.  The following description of the Series B-1 Preferred is a summary only:

Dividends. Holders of the Series B-1 Preferred are entitled to receive cumulative dividends at the rate per share of 7% per annum if paid by the Company in cash, and 9% per annum if paid by the Company in additional shares of Series B-1 Preferred. Dividends are payable quarterly.

Voting Rights. The Series B-1 Preferred do not have voting rights.

Liquidation. Upon any Liquidation, the Holders of Series B-1 Preferred shall be entitled to receive out of the assets, whether capital or surplus, of the Company an amount equal to the greater of the stated value of the Series B-1 Preferred ($10.00 per share), plus any accrued and unpaid dividends thereon and any other fees or liquidated damages owing thereon, or such amount as would have been payable had each share of Series B-1 Preferred been converted into common stock immediately prior to such Liquidation. In either event, the amount paid shall be paid for each share of Series B-1 Preferred before any distribution or payment shall be made to the holders of any junior securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the holders of the Series B-1 Preferred shall be ratably distributed among the holders in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

Certain Price and Share Adjustments.

a)
Stock Dividends and Stock Splits. If the Company (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of common stock on shares of common stock or any other common stock equivalents; (B) subdivides outstanding shares of common stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of common stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the common stock, any shares of capital stock of the Company, then the conversion price shall be adjusted accordingly.

b)
Merger or Reorganization. If the Company is involved in any reorganization, recapitalization, reclassification, consolidation or merger in which our common stock is converted into or exchanged for securities, cash or other property than each shares of Series B-1 Preferred shall be convertible into the kind and amount of securities, cash or other property that a holder of the number of shares of common stock issuable upon conversion of one share of Series B-1 Preferred prior to any such merger or reorganization would have been entitled to receive pursuant to such transaction.

The foregoing descriptions of Amendment No. 1 to Restructuring Agreement, the Second Amended and Restated Certificate of Designation of the Relative Rights, Powers and Preferences of the Series B Preferred Stock and the Series B-1 Certificate do not purport to be complete, and are qualified in their entirety by reference to the full text of the documents, attached as exhibits to this Current Report on Form 8-K, each of which are incorporated by reference herein.

Item 8.01                      Other Events.

See item 1.01 above.

Item 9.01                      Financial Statements and Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK CITY GROUP, INC.

Date: April 2, 2015	By:	/s/ Edward L. Clissold
Edward L. Clissold
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Second Amended and Restated Certificate of Designation of the Relative Rights, Powers and Preferences of the Series B Preferred Stock
4.2	Certificate of Designation of the Relative Rights, Powers and Preferences of the Series B-1 Preferred Stock
10.1	Amendment No. 1 to Restructuring Agreement